UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 23, 2012, Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), and Luigi Lavazza S.p.A., an Italian corporation (“Lavazza”), entered into the Second Amendment to Common Stock Purchase Agreement (the “Amendment”), which amends that certain Common Stock Purchase Agreement, dated as of August 10, 2010, as amended and in effect from time to time, between the Company and Lavazza (the “SPA”).

In September 2010, Lavazza invested in the Company and subsequently entered into a Development and Distribution Agreement with the Company and in May 2011 increased its investment in the Company, such that Lavazza held approximately 6.1% of the outstanding shares of common stock of the Company (the “Common Stock”). Lavazza recently informed the Company that it remains committed to its long-term cooperative and strategic relationship with the Company, but in light of global economic condition, and particularly those in Europe, Lavazza asked that the Company permit it to hedge a portion of its investment so it may realize some economic benefits without selling its shares of Common Stock and to protect the value of its investment. The Company agreed to accommodate Lavazza’s request subject to the terms and conditions of the Amendment.

Under the Amendment, if, at any time, Lavazza holds less than five percent of the then total number of shares of Common Stock calculated in accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Lavazza may enter into a hedging transaction with a term of at least three years with respect to up to one-half of its holdings at such time (a “Hedge Transaction”). If Lavazza enters into a Hedge Transaction, the remaining shares held by Lavazza (other than those purchased pursuant to the Common Stock Purchase Agreement, dated as of May 6, 2011, between the Company and Lavazza) shall be subject to an additional lock-up for a period of one year from the initiation of the Hedge Transaction (the “Additional Restricted Period”) during which Lavazza may not sell, pledge or otherwise transfer any of the shares of Common Stock subject to such lock-up. In addition, in connection with a Hedge Transaction, Lavazza is permitted to pledge, lend or otherwise similarly transfer a number of shares equal to the number of shares hedged in the Hedge Transaction to the counterparty for such Hedge Transaction as a “stock loan,” provided that Lavazza will obtain the return of, and the ability to vote, any shares subject to such a stock loan (or cause such shares to be voted) in accordance with the SPA, except in certain limited circumstances.

Under the Amendment, if Lavazza has entered into a Hedge Transaction, Lavazza may not, without the Company’s prior written consent, modify the Hedge Transaction to: (i) increase the number of shares of Common Stock subject to such Hedge Transaction at any time, (ii) increase the maturity of such Hedge Transaction during the first 18 months of such Hedge Transaction or (iii) change the put option and call option strike prices during the first 12 months of such Hedge Transaction. Additionally, if, at the time of any proposed modification to the Hedge Transaction, Lavazza holds more than five percent of the then total shares of Common Stock calculated in accordance with Rule 13d-1 under the Exchange Act, Lavazza will not be permitted to modify the Hedge Transaction without the consent of the Company. All such consent requirements are subject to certain limited exceptions described more fully in the Amendment.

All prohibitions on hedging transactions pursuant to the SPA, other than as described above, shall remain in effect.

Additionally, under the terms of the SPA, in the event that the total number of shares of Common Stock beneficially owned by Lavazza is below five percent, other than as a result of an increase of the number of shares of Common Stock outstanding by the Company, Lavazza’s right to propose a nominee to the Company’s Board of Directors will terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: February 24, 2012